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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

|_|  Form 3 Holdings Reported

|_|  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Welker                             Lawrence              E.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

   8547 Wickersham Way
--------------------------------------------------------------------------------
                                    (Street)

   Seymour                             IN                   47274
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Home Federal Bancorp - HOMF
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Executive Vice President, CFO, Treasurer, Secretary
     -------------------------------------------------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                       2A.          3.           Disposed of (D)                 Beneficially   Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- at the End     (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             of Issuer's    Indirect  Beneficial
Title of Security           Date       any          ------------                 or              Fiscal Year    (I)       Ownership
(Instr. 3)                 (mm/dd/yy)  (mm/dd/yy)                    Amount      (D)    Price    (Instr. 3 & 4) (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 without par value           Periodic                 J*              45          A      Various   3,553         I
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 without par value                                                                                21,941         D
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                  25,494
====================================================================================================================================

*    If the form is filed by more than one reporting person, see instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
             2.                                                                                           of        of
             Conver-                            5.                              7.                        Deriv-    Deriv-   11.
             sion                               Number of                       Title and Amount          ative     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     of Year   (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)                (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   02/23/94 08/23/03  Stock     8,943  $ 8.58     8,943  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   06/22/94 12/20/03  Stock    25,312  $ 9.73    25,312  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   01/01/97 12/19/04  Stock    11,250  $10.62    11,250  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   01/01/98 12/26/06  Stock    22,500  $16.25    22,500  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   01/01/00 12/22/07  Stock    10,000a $26.56    10,000  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   06/22/99 12/22/08  Stock    11,650  $23.00    11,650  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   06/22/00 12/21/09  Stock    20,000  $23.06    20,000  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   06/20/01 12/19/10  Stock    12,500  $15.906   12,500  D
------------------------------------------------------------------------------------------------------------------------------------
Stock option                                                                      Common
right to buy                                                   06/19/02 12/18/11  Stock    20,000  $18.485   20,000  D
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            142,155
====================================================================================================================================

Explanation of Responses:
J* Shares allocated pursuant to a 401(k) plan as of 12-31-02.
a. Exercisable as to 3,764 shares on 1/1/03 and 2,770 shares on 1/1/04.


  /s/ Melissa A. McGill                                        2/11/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
 Melissa A. McGill, VP/Controller, for
 Lawrence E. Welker

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.